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                                                                       EXHIBIT 8

                                     Law Offices
                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                      12th Floor
                                734 15th Street, N.W.
                               Washington, D.C.  20005
                               Telephone (202) 347-0300

                                   January 15, 1998


Board of Directors
First Keystone Financial, Inc.
22 West State Street
Media, Pennsylvania 19063

Ladies and Gentlemen:

     As special federal tax counsel to First Keystone Capital Trust I (the "Issuer") and First Keystone Financial, Inc. in connection with the exchange offer by the Issuer of $16,200,000 of its 9.70% Capital Securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P


                                   By:  /s/Philip Ross Bevan
                                      ------------------------------
                                        Philip Ross Bevan, a Partner